SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

                                 FORM 8-K

                              CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                          _____________________

                    Date of Report (Date of earliest
                     event reported) September 26, 1995


                    NEW ENGLAND BUSINESS SERVICE, INC.
        (Exact name of registrant as specified in its charter)

         Delaware                        1-11427             04-2942374
         --------                        -------             ----------
(State or other jurisdiction          (Commission          (IRS Employer
  of incorporation)                   File Number)         Identification No.)


           500 Main Street                             01471
       Groton, Massachusetts                           -----
       ---------------------                         (Zip Code)
(Address of principal executive offices)

                                (508) 448-6111
                                --------------
                       (Registrant's telephone number,
                       including area code)

                                    N/A
                                    ---
         (Former name or former address, if changed since last report)

Items 1-4. Not Applicable.

Item 5.    Cost Reduction Program Announced, First Quarter Charge to be Taken

           New England Business Service, Inc. announced the decision to implement an cost reduction program over the course of fiscal 1996. The program's total cost of $12,164,000 is expected to reduce first quarter earnings by $ .32 per share and earnings for the remainder of the year by $.15 per share.

           As part of the program, the Company will incur a one-time charge of $3,034,000 in the first quarter and expense of $3,575,000 during the year associated with a plan to restructure operations. In addition, the Company will incur a one-time charge of $4,225,000 in the first quarter and expense of $1,330,000 during the year associated with the revaluation of certain software-related assets including its investment in GST Software, plc. The program's cost savings are expected to be fully offset during fiscal 1996 by the investment requirements of the Company's new product and channel development initiatives.

           The operational restructuring includes plans to improve manufacturing efficiency, to outsource non-critical corporate functions and to reduce fixed costs. The restructuring will result in a reduction of approximately 5% of the Company's 2,055 full and part-time positions and the closure of the Company's Flagstaff, Arizona manufacturing facility.

Item 6.    Not Applicable.

Item 7.    Exhibits.

           Exhibit No.            Description
           -----------            -----------
              (99)                Press release, dated September 26, 1995,
                                  issued by the Company.

Item 8.    Not Applicable.

                                 SIGNATURES
                                 ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          NEW ENGLAND BUSINESS SERVICE, INC.
                                          (Registrant)

                                          By: /s/Russell V. Corsini, Jr.
                                              ------------------------------
                                                Russell V. Corsini, Jr.
                                                Vice President, Chief Financial
                                                Officer



Dated:    September 26, 1995